EXHIBIT 99.(a)(1)(E)

                           OFFER TO PURCHASE FOR CASH
                                 UP TO 1,818,181
                             SHARES OF COMMON STOCK
                                       OF
                            S & K FAMOUS BRANDS, INC.
                             AT $11.00 NET PER SHARE

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THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
EASTERN TIME, ON FRIDAY, APRIL 26, 2002, UNLESS THE OFFER IS EXTENDED.
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To Our Clients:

      Enclosed for your consideration is an offer to purchase dated March 28, 2002 and the related letter of transmittal (which together constitute the "offer") relating to an offer by S & K Famous Brands, Inc. (the "Company"), to purchase up to 1,818,181 shares of its common stock, par value $.50 per share. We are the holder of record of shares held for your account. A tender of any such shares can be made only by us as the holder of record and under your instructions. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

      We request instructions as to whether you wish to tender any or all such shares held by us for your account, under the terms and conditions set forth in the offer.

      Your attention is invited to the following:

      1.    The tender price is $11.00 per share, net to you in cash.

      2. The offer is being made for up to 1,818,181 shares. The Company reserves the right, in its sole discretion, to purchase additional shares of common stock in the offer.

      3. The offer is not conditioned upon any minimum number of shares of common stock being tendered.

      4. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the letter of transmittal, stock transfer taxes in connection with the purchase of shares by the Company.

      5. As described in the offer to purchase, if more than 1,818,181 shares have been validly tendered and not withdrawn before the "expiration date," as defined in Section 1 of the offer to purchase, the Company will accept shares for purchase in the following order of priority:
            (i) all shares validly tendered and not withdrawn before the expiration date by any stockholder who owned beneficially, as of the close of business on March 28, 2002, and who continues to own beneficially as of the expiration date, an aggregate of fewer than 100 shares and who validly tenders all of such shares (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lots" in the letter of transmittal and, if applicable, the notice of guaranteed delivery; and (ii) after purchase of all of the

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            foregoing shares, all other shares validly tendered and not withdrawn on or before the expiration date on a pro rata basis, subject to the conditional tender provisions described in Section 1 of the offer to purchase.

      6. If proration of tendered shares is required, because of the difficulty of determining the precise number of shares properly tendered (due in part to the guaranteed delivery procedure described in the offer), the Company does not expect to be able to announce the final results of such proration or pay for any shares which are accepted for payment until approximately seven business days after the expiration date. Preliminary results of proration will be announced by a press release as soon as practicable after the expiration date. Holders of shares may obtain preliminary information from the information agent and may be able to obtain such information from their brokers.

      7. The offer, proration period and withdrawal rights will expire at 5:00 p.m., Eastern time, on Friday, April 26, 2002, unless extended.

      If you wish to have us tender any or all of your shares, please so instruct us by completing, executing and returning to us the instruction form set forth below. An envelope to return your instructions to us is enclosed.

      The offer is not being made to, nor will tenders be accepted from, or on behalf of, holders of shares residing in any jurisdiction in which the making or acceptance of the offer would not be in compliance with the laws of the jurisdiction.


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

                                  INSTRUCTIONS

      The undersigned acknowledges receipt of your letter enclosing the offer to purchase dated March 28, 2002 of S & K Famous Brands, Inc. and the related letter of transmittal, relating to shares of its common stock, par value $.50 per share.

      This will instruct you to tender the number of shares indicated below held by you for the account of the undersigned, under the terms and conditions set forth in the offer to purchase and the related letter of transmittal.


DATED:_____________________, 2002


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                                                    SIGNATURE(S)


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                                     Please Print Name(s) And Address(es) Here


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Number Of Shares Of Common
Stock To Be Tendered*


* Unless otherwise indicated, it will be assumed that all your shares are to be tendered.

ACCOUNT NO. _____________________

Conditional Tender. Unless this box has been checked and a minimum specified, the tender will be deemed unconditional (see Section 1 of the offer to purchase). If a conditional tender is being made, please check the box below and specify a minimum number of shares to be purchased.

     |_|    Minimum number of shares to be purchased, if any are purchased:

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